Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09634 and 333-153435) of Signet Jewelers Limited of our report dated July 12, 2011 relating to the combined financial statements of the Signet Jewelers Limited US Employee Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2011, which report appears in the Annual Report on Form 11-K of the Signet Jewelers Limited US Employee Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2011.

/s/ Bober, Markey, Fedorovich & Company
Bober, Markey, Fedorovich & Company Akron, Ohio July 12, 2011